Mastercard Brasil Soluções de Pagamento Ltda. Av. Nações Unidas, 14171, Crystal Tower, 20th floor São Paulo, Brazil
ADT:04798/21
Exhibit 4.18

Pre-Paid Wave 2	Onda 2 Pré-pagos
Effective Date: Date of the last signature	Data de Início da Vigência: Data da última assinatura
Services Performed By: Mastercard Brasil Soluções de Pagamento Ltda. (“Mastercard”) Av. Nações Unidas, 14171, Crystal Tower, 20th floor São Paulo, Brazil	Serviços Prestados Por: Mastercard Brasil Soluções de Pagamento Ltda. (“Mastercard”) Av. Nações Unidas, 14171, Crystal Tower, 20[o] andar São Paulo, Brasil
Services Performed For: PagSeguro Internet S.A. (“PagSeguro” or “Client”) Avenida Brigadeiro Faria Lima, no 1384, Andar 4 - Parte a São Paulo, São Paulo, Brazil	Serviços Prestados Para: PagSeguro Internet S.A. (“PagSeguro” ou “Cliente”) Avenida Brigadeiro Faria Lima, no 1384, Andar 4 - Parte a São Paulo, São Paulo, Brazil
This Statement of Work (“SOW”) is entered into by and between Mastercard and Client and is hereby incorporated into and made a part of the Master Terms and Conditions dated as of [******] entered by and between Mastercard and Client (the “Agreement”). Capitalized terms used but not defined shall have the meanings assigned to such terms in the Agreement.

Esta Descrição de Serviços (“SOW”) é celebrada entre a Mastercard e o Cliente e é neste ato incorporada aos e tornada parte integrante dos Termos e Condições Principais, datado de [******], celebrado entre Mastercard e o Cliente (o "Contrato"). Os termos em letras maiúsculas usados no presente SOW mas não definidos aqui terão os significados atribuídos a esses termos no Contrato.

This document details the following:	Este documento detalha o seguinte:
1.Background and Introduction 2.Project Goal(s) and Objectives 3.Detailed project scope 4.Project deliverables 5.Project Team/Staff 6.Project Fees 7.Other Terms and Conditions	1.Histórico e Introdução 2.Metas e objetivos 3.Escopo detalhado do projeto 4.Entregáveis do projeto 5.Pessoal/equipe do projeto 6.Honorários dos Projetos 7.Outros Termos e Condições
1. Background and Introduction	1. Histórico e Introdução
After launching the issuance operations, PagSeguro has significantly grown its portfolio of customers and products, offering an increasingly robust digital experience.	Após lançamento das operações de emissão, o PagSeguro tem crescido significativamente seu portfólio de clientes e produtos, oferecendo uma experiência digital cada vez mais robusta.
In this context, PagSeguro seeks support from Mastecard in identifying opportunities to increase customer engagement with the prepaid card, as well as opportunities to improve the performance of self-employment and fraud in this portfolio.
Neste contexto, o PagSeguro busca suporte da Mastecard na identificação de oportunidades de aumento do engajamento dos clientes com o cartão pré-pago, e também oportunidades de melhoria na performance de autorizações e fraudes deste portfólio.

2. Project Goal(s) and Objectives	2. Meta(s) e Objetivos do Projeto

The objectives of this project are:
5. STEPS
•Seek optimization of Pagseguro's PJ debit card base through:
◦Card activation
◦Creation of a usage habit
◦Profitability of the high-use base

PRE-PAID AUTHORIZATIONS AND FRAUDS REVIEW
•Review the performance of Authorizations and Fraud
•Find anomalies in the process
•Propose recommendations to optimize acceptance, considering the bank's risk appetite, and at the same time, reduce fraud rates
•Prioritize these recommendations based on the impact and ease of implementation

Os objetivos deste projeto são:
5. STEPS
•Buscar a otimização da base de cartões de débito PJ do PagsSguro por meio de:
◦Ativação de cartões
◦Criação de hábito de uso
◦Rentabilização da base de alto uso

REVISÃO DE AUTORIZAÇÕES E FRAUDES EM PRÉ-PAGOS
•Revisar o desempenho de Autorizações e Fraudes
•Encontrar anomalias no processo
•Propor recomendações para otimizar a aceitação, considerando o apetite de risco do banco, e ao mesmo tempo, reduzir os índices de fraude
•Priorizar estas recomendações em base ao impacto e facilidade de implementação

3. Detailed Project Scope	3. Escopo Detalhado do Projeto
The Mastercard team will support the Client in the following key activities:	A equipe da Mastercard apoiará o Cliente nas seguintes atividades-chave:
5. STEPS	5. STEPS
1.Diagnosis of the current situation	1.Diagnóstico da situação atual

•Interview key project stakeholders to:
◦Understand the bank's current strategy in relation to corporate debt
◦Raise the actions taken and planned
◦Understand the main challenges of each area
◦Understand the main concerns and expectations of stakeholders regarding the project
•Receive and analyze internal bank materials related to current customer segmentation
•Mapping Pagseguro's current and planned actions in relation to encouraging the use of corporate debt

•Entrevistar os principais stakeholders do projeto para:
◦Entender a estratégia atual do banco em relação ao débito PJ
◦Levantar as ações realizadas e planejadas
◦Entender os principais desafios de cada área
◦Entender as principais preocupações e expectativas dos stakeholders em relação ao projeto
•Receber e analisar materiais internos do banco relacionados à segmentação atual de clientes
•Mapear as ações atuais e planejadas do PagSeguro em relação ao incentivo do uso de débito PJ

2. Customer Segmentation	2. Segmentação de Clientes

•Segment the customer base according to the steps of the 5-step methodology
•Analyze payment-related behavior such as withdrawals, debits, customer segments, usage segments, etc.
•Compare the result with the segmentations of other markets, but consider the specifics of local performance
•Analyze customer migration in each of the steps
•Identify customer profiles at each step for the survey

•Segmentar a base de clientes de acordo com os passos da metodologia de 5-steps
•Analisar o comportamento relacionado a pagamentos, como saques, débito, segmentos de clientes, segmentos de uso, etc.
•Comparar resultado com as segmentações de outros mercados, mas considerar as especificidades de desempenho local
•Analisar a migração de clientes em cada um dos steps
•Identificar os perfis de clientes em cada step para a pesquisa

3. Identification of Opportunities	3. Identificação de Oportunidades

•Analyze 5-step analysis results
•Map the actions needed to change the step client, in each step
•Develop a list of general and specific recommendations for each step
•Detail the communication rules applicable to each Step
•Design the campaign plan for priority steps

•Analisar os resultados da análise de 5-steps
•Mapear as ações necessárias para mudar o cliente de step, em cada step
•Desenvolver uma lista de recomendações gerais e específicas para cada step
•Detalhar as réguas de comunicação aplicáveis a cada Step
•Desenhar o plano de campanhas para os steps prioritários

4. Implementation Plan	4. Plano de Implementação
•Prioritize and characterize the recommendations in quick wins, medium-term and long-term actions •Create an ideal roadmap for implementing actions	•Priorizar e caracterizar as recomendações em ações quick wins, de médio prazo e de longo prazo •Criar um roadmap ideal para a implementação das ações
PRE-PAID AUTHORIZATIONS AND FRAUD REVIEW	REVISÃO DE AUTORIZAÇÕES E FRAUDES EM PRÉ-PAGOS
1. Diagnosis	1. Diagnóstico

•Understand the management practices and operational model of Authorizations and Fraud
•Evaluate the rules and parameters of Authorizations and Fraud
•Analyze transactional data and understand the main reasons for declination
•Understand exception rules, Credit and Fraud policies that affect the approval decision
•Understand technological capabilities

•Entender as práticas de gestão e modelo operacional de Autorizações e Fraudes
•Avaliar as regras e parâmetros de Autorizações e Fraudes
•Analisar dados transacionais e entender os principais motivos de declinação
•Entender regras de exceções, políticas de Créditos e Fraudes que afetam a decisão de aprovação
•Entender as capacidades tecnológicas

2. Opportunity Analysis	2. Análise de Oportunidades

•Validate the list of potential gaps and vulnerabilities
•Define actions to reduce the impacts of these gaps
•Design recommendations to improve the performance and efficiency of Authorization management
•Estimate the potential benefit of the recommendations

•Validar a lista de potenciais gaps e vulnerabilidades
•Definir ações para reduzir impactos destes gaps
•Desenhar recomendações para melhorar o desempenho e a eficiência da gestão de Autorizações
•Estimar o potencial benefício das recomendações

3. Action Plan	3. Plano de Ação

•Prioritize the actions identified based on the potential benefit versus ease of implementation
•Design the final vision of the recommendations
•Present an action plan to arrive at the expected operational and performance model
•Propose a list of KPIs and processes to monitor the performance of the area

•Priorizar as ações identificadas em base ao benefício potencial versus facilidade de implementação
•Desenhar a visão final das recomendações
•Apresentar um plano de ação para chegar ao modelo operacional e de desempenho esperado
•Propor uma lista de KPIs e processos para monitorar o desempenho da área

IMPORTANT: This proposal does not include efforts to execute the action plan nor the initiatives identified in this SOW. However, Mastercard and client may agree in writing and under a separate proposal the most effective support to potentially execute such action plan and initiatives identified hereunder.	IMPORTANTE: Essa proposta não inclui os esforços de execução do plano de ação nem das iniciativas identificadas nesta SOW. Entretanto, a Mastercard e o Cliente podem acordar, por escrito, e através de uma proposta em separado, o suporte efetivo para potencialmente executar tal plano de ação e as iniciativas aqui identificadas.

PagSeguro Responsibilities:	Responsabilidades da PagSeguro:

•Appoint one or more contact persons to coordinate with Mastercard with respect to the Services. Assign personnel with relevant training and experience to work as part of a project team when requested by Mastercard.
•Provide adequate resources and access to Client personnel in accordance with this SOW to participate in, or facilitate the performance of the Services, including by participating in meetings on a timely basis.
•Provide Mastercard, in a timely fashion, with information requested by Mastercard for the performance of the Services subjected to previous authorization.
•Approve or reject Deliverables provided to Client by Mastercard within [*****] days of receipt (and if not rejected in writing within such period, such Deliverables will be deemed accepted).

•Designar uma ou mais pessoas de contato para coordenar junto com a Mastercard a entrega dos Serviços. Atribuir pessoal com formação e experiência relevante para trabalhar como parte da equipe de projeto quando solicitado pela Mastercard.
•Fornecer os recursos adequados e acesso ao pessoal do Cliente, de acordo com esta SOW para participar ou facilitar a execução dos Serviços, incluindo a participação em reuniões de forma esporádica.
•Fornecer à Mastercard, em tempo hábil, as informações solicitadas (desde que permitidas de serem passadas) pela Mastercard para a execução dos Serviços.
•Aprovar ou rejeitar os Entregáveis fornecidas ao Cliente pela Mastercard no prazo de [*****] dias, a contar da recepção (e se não for rejeitado, por escrito, dentro desse prazo, tais Entregáveis serão considerados aceitos).

4. Project Deliverables	4. Entregáveis do Projeto
This project will deliver:	Esse projeto entregará:
5. STEPS	5. STEPS
1. Diagnosis of the current situation	1. Diagnóstico da situação atual

•Alignment of stakeholder expectations regarding the project
•Understanding of Pagseguro's current debt product strategy
•Mapping of current segmentation and current and planned actions for the debit product
•Understanding the differentials in the behavior of business cards in the use of debit cards

•Alinhamento de expectativas dos stakeholders em relação ao projeto
•Entendimento da estratégia atual do produto de débito no PagSeguro
•Mapeamento da segmentação atual e das ações atuais e planejadas para o produto débito
•Entendimento dos diferenciais do comportamento dos cartões business no uso de cartões de Débito

2. Customer Segmentation	2. Segmentação de Clientes
•Segmentation of the customer base according to the 5- steps methodology •Customer behavior at each step •Customer profiles at each step	•Segmentação da base de clientes de acordo com a metodologia 5-steps •Comportamento do cliente em cada step •Perfis dos clientes em cada step
3. Identification of Opportunities	3. Identificação de Oportunidades

•Action plan to migrate the client from step to step
•List of general and specific recommendations by step
•Communication Rules by Step
•Campaign design (briefing level) for subsequent execution (execution outside the scope of this proposal)

•Plano de ação para migrar o cliente de step em step
•Lista de recomendações gerais e específicas por step
•Réguas de Comunicação por Step
•Desenho de campanhas (nível briefing) para posterior execução (execução fora do escopo desta proposta)

4. Implementation Plan	4. Plano de Implementação
•Action roadmap	•Roadmap de ações
PRE-PAID AUTHORIZATIONS AND FRAUD REVIEW	REVISÃO DE AUTORIZAÇÕES E FRAUDES EM PRÉ-PAGOS
1. Diagnosis	1. Diagnóstico
•Diagnosis of the current situation of the customer's capabilities and performance •Comparison with market practices	•Diagnóstico da situação atual das capacidades e desempenho do cliente •Comparação com as práticas de mercado
2. Opportunity Analysis	2. Análise de Oportunidades
•List of potential recommendations •Analysis of financial benefits •“Quick Wins” identification	•Lista de potenciais recomendações •Análise de benefício financeiros •Identificação de “Quick Wins”
3. Action Plan	3. Plano de Ação
•Action plan to implement the recommendations •Scorecard for performance measurement •Governance proposal for agreed actions	•Plano de ação para implementação das recomendações •Scorecard para medição de desempenho •Proposta de governança das ações acordadas

5. Project Team/Staff	5. Pessoal/Equipe do Projeto
Mastercard will have an internal team to execute this project as planned. Additional support will be provided, as needed, by Mastercard internal and external resources, as may be determined by Mastercard in its sole discretion and liability. If necessary, Mastercard shall be responsible for hiring and managing the services of any third parties providing any services within this SOW, as well as responsible for the obligations provided for in this SOW. Mastercard will be solely and exclusively responsible for complying with the labor, tax and administrative obligations related to the third-party Vendor.
A Mastercard utilizará uma equipe interna para a execução do projeto conforme previsto. Será fornecido suporte adicional, conforme necessário, pela Mastercard, com recursos internos e externos, a ser determinado pela Mastercard, a seu exclusivo critério e sob sua integral e exclusiva responsabilidade. Caso seja necessário, a Mastercard será responsável pela contratação e gerenciamento de quaisquer fornecedores terceirizados contratados para prestar quaisquer serviços no âmbito dessa SOW, responsabilizando-se integralmente pelo cumprimento das obrigações previstas nesta SOW. Da mesma maneira, a Mastercard será a única e exclusiva responsável pelo cumprimento das obrigações trabalhistas, tributárias e administrativas que decorrerem desta terceirização

6. Project Fees	6. Honorários do Projeto
The total fees to execute this project will be two million five hundred one thousand [*****] (the “Fees”). This amount includes all the expenses and disbursements related to the project.	O total de honorários para a execução deste projeto será de [*****] (os “Honorários”). Este valor inclui todas as despesas e desembolsos associados à execução do projeto.
The Client acknowledges that the Fees will be compensated as follows:	O Cliente reconhece que os Honorários serão compensados da seguinte forma:

–BRL [*****] of the amount described in Section 2.e. "Incentive for Consulting Services with Mastercard Advisors" in the "Strategic Alliance Agreement and Incentive Program", signed by Mastercard and the Client on [******] ("Strategic Alliance Agreement and Incentive Program") for the provision of services by Mastercard.

–R$ [*****] do montante descrito na Seção 2.e. “Incentivo para Serviços de Consultoria com Mastercard Advisors” no “Contrato de Aliança Estratégica e Programa de Incentivos”, assinado pela Mastercard e pelo Cliente em [******] (“Contrato de Aliança Estratégica e Programa de Incentivos”) para a prestação de serviços por Mastercard.

–R$ [*****] of the amounts described in the Syndicated Agreement to be signed by Mastercard and the Customer (“Agreement”) for the provision of services by Mastercard. However, in the event that said Agreement is not signed within [*****] of the execution of the SOW, the Client will be responsible for the direct payment of R$ [*****] and applicable taxes.

–R$ [*****] do montante descrito do Syndicated Agreement a ser assinado pela Mastercard e pelo Cliente (“Acordo”) para a prestação de serviços por Mastercard. No entanto, no caso de o referido Acordo não ser assinado dentro de [*****] dias da execução da SOW, o Cliente será responsável pelo pagamento direto dos R$ [*****] e tributos aplicáveis.

However, the terms of this SOW govern only the provision of services by Mastercard, and not the Agreement for the use of Mastercard Advisors Consulting Services.	Não obstante, os termos desta SOW regem unicamente a prestação dos serviços por parte da Mastercard, e não o Acordo para utilização de Serviços de Consultoria Mastercard Advisors.

In addition, the Client acknowledges and agrees that, in the event that the Fees described in this SOW that refer to the aforementioned Agreement for the use of Mastercard Advisors Consulting Services exceed the amount remaining under said agreement, for any reason, the Client will be previously notified of this increase in value, and must approve it to be responsible for the direct payment of such amounts to Mastercard.	Além disso, o Cliente reconhece e concorda que, no caso dos Honorários descritos na presente SOW que se referem ao supramencionado Acordo para utilização de Serviços de Consultoria Mastercard Advisors excederem a quantidade restante no âmbito do referido contrato, por qualquer razão, o Cliente será previamente notificado acerca desse incremento no valor, bem como deverá aprová-lo para que seja responsável pelo pagamento direto de tais valores para a Mastercard.
Mastercard undertakes to keep the Client always informed if it understands that there is a possibility that the Fees may be exceeded. Mastercard will bill such excess amounts to Customer via the Mastercard Consolidated Billing System ("MCBS"), and both Mastercard and Customer will comply with standard billing policies and procedures via MCBS, settlement and dispute resolution, as amended from time to time times.	A Mastercard se compromete a manter o Cliente sempre informado caso entenda que existe a possibilidade dos Honorários serem excedidos. A Mastercard faturará esses valores excedentes ao Cliente através do Mastercard Consolidated Billing System ("MCBS"), e tanto a Mastercard quanto Cliente irão cumprir com as políticas e procedimentos de faturamento padrão via MCBS, liquidação e resolução de disputas, conforme alterada de tempos em tempos.
In the event of cancellation or withdrawal in relation to one or more items of the project, the parties must, together and in good faith, reach an agreement on the possibility of refunding the amounts used for this project and, if the refund is approved, discuss the best way to allocate these resources to other complementary activities	Caso haja o cancelamento ou desistência em relação a um ou mais itens do projeto, as partes deverão, em conjunto e de boa fé, chegar a um acordo acerca da possibilidade de reembolso dos valores usados para este projeto e, caso o reembolso seja aprovado, discutir a melhor forma de alocar esses recursos em outras atividades complementares
Fees are exclusive of any applicable taxes. Client will be responsible for any taxes that may be levied on the provision of the services described herein, except for any taxes that apply to Mastercard's income.	Os Honorários são exclusivos de quaisquer impostos aplicáveis. O Cliente será responsável por quaisquer impostos que possam vir a ser cobrados sobre a prestação dos serviços aqui descritos, exceto por quaisquer impostos que incidam sobre a renda da Mastercard.
Any modification to the scope of services described in this document, whether as a result of revised Customer goals or objectives, changes in law, schedule delays, requested additional services, or other events beyond the reasonable control of the parties, may require revisions to Fees, calendar of performance and/or other stipulated terms, as determined and as mutually agreed in good faith between the parties. Such revisions will be formalized through a written amendment to this SOW, which will define the terms to be changed.	Qualquer modificação no escopo dos serviços descritos neste documento, seja como resultado de metas ou objetivos revistos do Cliente, mudanças na lei, atrasos de cronograma, serviços adicionais solicitados, ou outros eventos fora do controle razoável das partes, poderá requerer revisões dos Honorários, calendário de desempenho e/ou outros termos estipulados, conforme determinado e conforme mutuamente acordado de boa-fé entre as partes. Tais revisões serão formalizadas através de um aditamento por escrito à esta SOW, o qual definirá os termos a serem alterados.

7. Other Terms and Conditions	7. Outros Termos e Condições
Client acknowledges that Mastercard or its hired parties will not provide legal, finance or tax advice to Client. Client acknowledges and agrees to seek the advice of its legal department for any legal questions it may have relating to business terms, compliance with applicable laws, provisions, negotiations, contractual documents, financial or tax structure of the business structure.	O Cliente reconhece que a Mastercard não irá fornecer recomendações legais, financeiras ou tributárias para o Cliente. O Cliente reconhece e concorda em procurar o conselho de seu departamento jurídico para todas as perguntas legais que possa vir a ter relativas aos termos do negócio, cumprimento das leis, disposições, negociações, documentos contratuais aplicáveis, estrutura financeira ou fiscal da estrutura empresarial.
Client acknowledges that Mastercard or Mastercard Supplier will not provide legal, finance advice to Client. Client acknowledges and agrees that Mastercard is acting solely as a consultant and in an advisory capacity only in with respect to all aspects of this project. Client understands and agrees that the entire process described herein will be conducted by the Client in accordance with its own policies as well as all local applicable laws and regulations, and that Client will be liable for any actions resulting from the recommendations provided hereunder. Client acknowledges and agrees to seek the advice of its legal department for any legal questions it may have relating to selection and hiring of outside resources, personnel and/or third parties, business terms, compliance with applicable laws, provisions, negotiations, contractual documents, financial structure of the commercial proposal.	O Cliente reconhece que a Mastercard não fornecerá consultoria jurídica, financeira ao Cliente. O Cliente reconhece e concorda que a Mastercard está atuando apenas como consultor e em uma capacidade de consultoria apenas em relação a todos os aspectos deste projeto. O Cliente entende e concorda que todo o processo descrito neste documento será conduzido pelo Cliente de acordo com suas próprias políticas, bem como todas as leis e regulamentos locais aplicáveis, e que o Cliente será responsável por quaisquer ações resultantes das recomendações fornecidas abaixo. O cliente reconhece e concorda em buscar aconselhamento de seu departamento jurídico para quaisquer questões jurídicas que possa ter relacionadas à seleção e contratação de recursos externos, pessoal e / ou terceiros, termos de negócios, conformidade com as leis aplicáveis, disposições, negociações, documentos contratuais, estrutura financeira da proposta comercial.
IMPORTANT: Mastercard may provide certain proposed materials and make certain recommendations in connection with this project. Client is responsible for reviewing and evaluating the appropriateness of these same materials and recommendations, as well as any decisions made, or actions taken by Client in response to such proposed materials and recommendations against Client’s own risk-tolerances and/or other criteria. Furthermore, any reliance upon any forecasts, revenue projections or indications of financial opportunities provided or identified by Mastercard hereunder, shall be made or undertaken entirely at Client’s own discretion and determination, after Client’s own, thorough review and consideration of all risks involved.	IMPORTANTE: A Mastercard poderá fornecer determinados materiais propostos e fazer algumas recomendações em relação a este projeto. O Cliente é responsável por revisar e avaliar a adequação destes mesmos materiais e recomendações, bem como quaisquer decisões ou ações tomadas pelo Cliente em resposta a tais materiais, propostas e recomendações contra as tolerâncias de risco do próprio Cliente e/ou outros critérios. Além disso, qualquer confiança sobre quaisquer previsões, projeções de receita ou indicações de oportunidades financeiras fornecidas ou identificadas pela Mastercard neste instrumento, será feita ou realizada inteiramente a critério e determinação do Cliente e determinação, depois da revisão completa e consideração, pelo Cliente, de todos os riscos envolvidos.
Mastercard and Client will each use commercially reasonable efforts to achieve the goals and objectives of the project to which the services and/or deliverables relate to, provided, however, that Client acknowledges that Mastercard does not guarantee the achievement of such goals and objectives and will not be liable if such goals and objectives are not achieved.	A Mastercard e o Cliente usarão esforços comercialmente razoáveis para atingir as metas e objetivos do projeto aos quais os Serviços e/ou os Entregáveis se relacionam, sendo certo que, no entanto, o Cliente reconhece que a Mastercard não garante a consecução de tais metas e objetivos e não será responsável se tais metas e objetivos não forem alcançados.

The Parties acknowledge and agree that the analyses and data included in the Deliverables shall be subject to all relevant laws and regulations for each applicable country, as well as Mastercard’s contractual obligations and internal confidentiality, privacy, and data analytics guidelines and policies (“Applicable Standards”). In no event will Mastercard be obligated to supply or share any information or data which Mastercard determines, in its sole discretion, would cause Mastercard to be in violation of any such Applicable Standards. Mastercard reserves the right, in its sole discretion, to apply adjustments in order to achieve conformance with such Applicable Standards.	As Partes reconhecem e concordam que as análises e os dados contidos nos Entregáveis estarão sujeitos a todas as leis e regulamentos relevantes de todos os países aplicáveis, bem como às obrigações contratuais da Mastercard e às diretrizes e políticas internas de confidencialidade, privacidade e análise de dados ("Padrões Aplicáveis"). Em nenhum caso a Mastercard será obrigada a fornecer ou compartilhar quaisquer informações ou dados que a Mastercard determine, a seu exclusivo critério, que levariam a Mastercard a violar esses Padrões Aplicáveis. A Mastercard reserva-se ao direito, a seu exclusivo critério, de aplicar ajustes para alcançar a conformidade com esses Padrões Aplicáveis.
In case the analysis of Client’s own transactional data is necessary, Client is the Data Controller and acknowledges and agrees that it is instructing Mastercard, as the Data Processor, to use transaction data from Client’s customers for the purposes outlined in this SOW. In this regard, Client represents and warrants that it has valid legal basis to share transaction data with Mastercard and to instruct Mastercard to use the transaction data for purposes outlined in this SOW. Client is responsible for obtaining all required consents and authorizations from the individual data subjects for the use of their Personal Data in relation to the Services. The parties, to the extent applicable, shall comply with: (1) all applicable international, federal, state, provincial and local laws, rules, regulations, directives and governmental requirements relating in any way to the privacy, confidentiality or security of Personal Data, including, without limitation, the EU General Data Protection Regulation 2016/679 (GDPR), Law No. 13,709, of August 14, 2018 (Brazilian General Data Protection Act), the Gramm-Leach-Bliley Act, laws regulating unsolicited email communications, security breach notification laws, laws imposing minimum security requirements, laws requiring the secure disposal of records containing certain Personal Data, and all other similar international, federal, state, provincial, and local requirements, except in case of divergences or omissions between international and national laws, when Brazilian law shall prevail; and (2) the Payment Card Industry Data Security Standards. “Personal Data” means any information relating to an identified or identifiable individual, regardless of the media in which it is contained.	Caso seja necessária a realização de qualquer análise de dados transacionais do próprio Cliente, o Cliente é o Controlador de Dados e reconhece e concorda que está instruindo a Mastercard, como Processadora de Dados, a usar dados de transações dos clientes do Cliente para os fins descritos nesta SOW. Nesse sentido, o Cliente declara e garante que possui base legal válida para compartilhar dados de transação com a Mastercard e instruir a Mastercard a usar os dados de transação para os fins descritos nesta SOW. O Cliente é responsável por obter todos os consentimentos e autorizações legais necessárias dos indivíduos detentores dos dados para o uso de seus Dados Pessoais em relação aos Serviços. As partes, na medida em que lhes seja aplicável, deverão cumprir com: (1) todas as leis, regras, regulamentos, diretivas e requerimentos governamentais internacionais, federais, estaduais e municipais relacionados de qualquer maneira à privacidade, confidencialidade e segurança de Dados Pessoais, incluindo, mas não se limitando a, o EU General Data Protection Regulation 2016/679 (GDPR), a Lei nº 13.709, de 14 de agosto de 2018 (Lei Geral de Proteção de Dados), a Gramm- Leach-Bliley Act, leis regulamentando comunicações por e-mail não solicitadas, leis de notificação de falhas de segurança, leis impondo requisitos mínimos de segurança, leis requerendo a disposição segura de registros contendo certos Dados Pessoais, e todos requerimentos internacionais, federais, estaduais e municipais similares, exceto em caso de divergências ou omissões entre as leis internacionais e nacionais, quando deverá prevalecer a legislação brasileira; e (2) os Padrões de Segurança de Dados da Indústria de Cartões de Pagamento. ”Dados Pessoais” significam quaisquer informações relativas a um indivíduo identificado ou identificável, independentemente da mídia em que estiverem contidas.

Mastercard may request transactional information from Client at an account level about Client´s current customers for the specific purpose to support the implementation of this project. Client shall be responsible for anonymizing said information, and use disguised or masked identification numbers for such customers to avoid Mastercard handling confidential and sensitive information and/or personal data protected by the applicable laws and regulations. Client shall not provide Mastercard with personally identifiable information. The data that is provided under this agreement by Client to Mastercard shall comply with the terms of the applicable laws and regulations.	A Mastercard poderá solicitar dados transacionais relacionados às contas dos clientes atuais elaborada com o fim específico de possibilitar a execução do projeto. O Cliente será responsável por anonimizar tais informações, fornecendo os dados de identificação pessoal trancados ou mascarados impossibilitando que a Mastercard tenha acesso aos dados confidenciais e sensíveis, e/ou dados pessoais protegidos pela legislação aplicável. O fornecimento de dados nos termos do presente instrumento pelo Cliente à Mastercard, ocorrerá sempre de acordo com os termos da legislação aplicável.
Any reference to transfers of personal data or other information of individuals do not involve any exchange of information or personal data in violation of the applicable banking secrecy rules. Client shall always remain as the sole controller of all any personal data. If any personal data is disclosed by Client without observing the abovementioned conditions, Mastercard and/or any selected third- party shall immediately notify Client without undue delay of such disclosure. For purposes of this paragraph, “immediately” is defined as within [*****] of discovery, and Mastercard IT department shall immediately address with Client the security measures that will be taken.	Qualquer referência a transferências de dados pessoais ou a outras informações de indivíduos, não implicam qualquer troca de informações ou de dados pessoais, em desacordo com as normas de sigilo bancário aplicáveis. O Cliente permanecerá como único controlador de quaisquer dados pessoais. Se eventuais dados pessoais forem divulgados pelo Cliente sem respeitar as condições supracitadas, a Mastercard e/ou qualquer terceiro por esta selecionado deverá notificar imediatamente o Cliente de tal divulgação. Para efeitos do presente parágrafo, “imediatamente” é definido como um prazo de [*****] após a descoberta, e o departamento de TI da Mastercard deverá abordar imediatamente com o Cliente as medidas de segurança a serem tomadas.

Compliance with Anti-Bribery and Anti-Corruption Laws. The Parties shall comply and shall ensure that each of its employees complies with all applicable anti-bribery and corruption laws applicable to business dealings and any implementing regulations in respect of any such laws. The Parties warrants to endeavor the best efforts to guarantee that each of its employees, and personnel has not and shall not, in connection with the activities contemplated herein, in an SOW or in connection with any other business activities involving Mastercard: (i) make, promise or offer to make any payment or transfer of anything of value or any other advantage directly or indirectly through a representative, intermediary agent or otherwise to any government official (as defined below) or to any other person for the purpose of improperly influencing any act, omission to act or decision of such official or individual or securing an improper advantage to assist the Parties in obtaining or retaining business; or (ii) accept anything of value from any third party seeking to influence any act or decision of Client or in order to secure an improper advantage to that third party. “Government official” is defined as any employee or officer of a government of a country, state or region, including any federal, regional or local government or department, agency, enterprise owned or controlled by the such government, any official of a political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for political office. Violation of this clause will constitute a material breach of this SOW and Agreement. The parties hereby agree to be responsible and in compliance with the provisions described herein for all the subcontractors that may be engaged in the activities detailed in this agreement or in an SOW.

Cumprimento com as Leis Antissuborno e Anticorrupção. As partes deverão cumprir e garantir que cada um de seus funcionários cumpram todas as leis antissuborno e anticorrupção aplicáveis às relações de negócios, bem como quaisquer regulamentos relacionados a qualquer uma das referidas leis. As Partes declaram que envidam os melhores esforços para garantir que cada um de seus funcionários e pessoal, no que diz respeito às atividades contempladas neste instrumento, em uma SOW ou em relação a quaisquer outras atividades de negócios envolvendo a Mastercard: (i) não efetuar, prometer ou oferecer qualquer pagamento ou transferência de qualquer valor ou qualquer outra vantagem, direta ou indiretamente, por meio de representante, agente intermediário ou de outra forma, a qualquer funcionário público (conforme definido abaixo) ou a qualquer outra pessoa com o objetivo de influenciar indevidamente qualquer ação, omissão de ação ou decisão do referido funcionário público ou indivíduo, ou garantir uma vantagem indevida para ajudar as Partes na obtenção ou retenção de negócios; ou (ii) não aceitar qualquer coisa de valor de qualquer terceiro que busque influenciar qualquer ação ou decisão do Cliente ou que tenha como objetivo garantir vantagem indevida ao referido terceiro. “Funcionário público” é definido como qualquer funcionário ou oficial do governo de um país, estado ou região, incluindo qualquer governo, departamento, órgão ou empresa federal, regional ou municipal de propriedade ou controlado por tal governo, qualquer funcionário de um partido político, qualquer oficial ou funcionário de uma empresa pública internacional, qualquer pessoa atuando na função de funcionário para ou em nome de qualquer entidade desse tipo e qualquer candidato a um cargo político. A violação desta cláusula constituirá uma violação substancial desta SOW e do Contrato. As partes declaram-se responsáveis pelo cumprimento das disposições aqui contidas por eventuais subcontratados que exerçam as atividades contempladas neste instrumento.

Language. This SOW is executed in English and Portuguese versions. Notwithstanding anything herein to the contrary, the parties agree that the English version of this SOW is provided for informational purposes only and further agree that the Portuguese version shall exclusively control when interpreting or enforcing this SOW.

Idioma. Este SOW é celebrado em inglês e português. Não obstante qualquer disposição em contrário, as partes concordam que a versão em inglês desta SOW é fornecida apenas para fins informativos e concorda ainda que a versão em português deverá prevalecer na interpretação ou aplicação desta SOW.

The information contained in this SOW is confidential and its disclosure is subject to the confidentiality provisions as set out in the Agreement.	As informações contidas nesta SOW são confidenciais e sua divulgação está sujeita às disposições de confidencialidade estabelecidos no Contrato.

When executed by duly authorized representatives of each of Mastercard and Client, this SOW, together with the Agreement, will constitute the binding agreement between Mastercard and Client, dated as of the last signature below.	Quando executada por representantes devidamente autorizados do Cliente e da Mastercard, esta SOW, juntamente com o Contrato, constituirá o acordo vinculativo entre a Mastercard e o Cliente, datado a partir da última assinatura abaixo.

Accepted and Agreed as of the latest date signed below.	Aceita e aprovada na data mais recente assinada abaixo.
MASTERCARD BRASIL SOLUÇÕES DE PAGAMENTO LTDA.	PAGSEGURO INTERNET S/A

Name / Nome: Paulo Frossard	Name / Nome: Leandro Roberto Rodrigues
Title / Cargo: Vice President	Title / Cargo: Diretor de Tesouraria
Date / Data: 01 de dezembro de 2021 | 12:59:47 PST	Date / Data: 01 December 2021 | 13:36:51 PST

Name / Nome: Mauricio Fernandes	Name / Nome: Artur Galke Schunck
Title / Cargo: VP Finance	Title / Cargo: Diretor Financeiro
Date / Data: 03 December 2021 | 03:52:23 PST	Date / Data: 02 de dezembro de 2021 | 04:39:39 PST

WITNESSES / TESTEMUNHAS:

Name / Nome: Deborah Barros	Name / Nome: Carolina Magalhaes Forner
ID / RG: [******]	ID / RG: [******]
Date / Data: 01 de dezembro de 2021 | 12:23:06 PST	Date / Data: 01 December 2021 | 12:51:39 PST